Exhibit 99.2

Pro Forma Capitalization

($ in millions)

Sources of Funds	Amount
Amended & Re-priced Term Loan B	$1,185
Incremental Term Loan B	100
Total Sources	**$1,285**

Uses of Funds	Amount
Amend & Re-price Existing Term Loan B	$1,185
Pay Down Revolver Draw	94
Estimated Fees and Expenses	6
Total Uses	**$1,285**

($ in millions)

Pro Forma Capitalization	As of 9/30/2017	Adj.	As Adj. 9/30/2017
Cash & Cash Equivalents	$251		$251
Amended Revolving Credit Facility ($570) (1)	$150	(94)	$56
Amended Term Loan A	427	--	427
Existing Term Loan B	1,185	(1,185)	--
Amended & Re-priced Term Loan B	--	**1,285**	**1,285**
Senior Notes	400		400
Brazil Loans	12		12
Total Secured Debt	**$2,173**		**$2,180**
Total Debt	**$2,173**		**$2,180**
Securitization Facilities (2)	102		102
Market Capitalization (as of 1/3/18)	6,131		6,131
Total Capitalization	**$8,304**		**$8,311**
LTM Adjusted EBITDA	**$530**		**$530**
LTM Credit Statistics			
Total Secured Debt / LTM Adjusted EBITDA	4.1x		4.1x
Total Debt / LTM Adjusted EBITDA	4.1x		4.1x
Total Debt / Total Capitalization	26.2%		26.2%

Note: Debt balances reflect actual principal balances as of September 30, 2017.
Note: Excludes WEX Brazil securitization facility which has been deemed to be a true sale under our Credit Agreement..
(1) Balance does not include $13.0 million Letters of Credit Outstanding as of September 30, 3017.
(2) Under the securitization facilities, the Company sells certain of its Australian and European receivables to bankruptcy-remote subsidiaries consolidated by the Company. These facilities are not included in total debt calculations.

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2  Summary of Proposed Amendments  Incremental Facilities:To be the sum of:$375 million (refresh to original $375 million); and,Additional amounts up to 4.00x Consolidated Secured Leverage Ratio (currently 4.00x Consolidated Leverage Ratio)Maximum Consolidated Leverage Ratio:Amend the Maximum Consolidated Leverage Ratio to step to 4.50x for 12/31/18 through 9/30/19 test periods (currently 4.25x)Allow for a permanent 0.50x step-up in the Maximum Consolidated Leverage Ratio levels following a Specified Acquisition (defined as 10% or more of consolidated total assets or consolidated revenue after giving pro forma effect thereto)Permit incurrence of unsecured indebtedness up to the Financial Covenant (currently up to $100 million)Amend the definition of Pro Forma Basis for the purposes of everything except for the pro rata pricing grids to:Allow for a 24 month look-forward period (currently 12 months) to take all necessary steps and remove time period for realization (currently 24 months to realize) with respect to operating expense reductions, synergies, or similar anticipated benefits from any Material Acquisition or Material Disposition Permit “run-rating” of revenues from new contracts related to Material Acquisitions (with Required Financial Covenant Lender consent) not to exceed 25% of the EBITDA of the Acquired Entity or Business (currently 20%)Reduce required ECF payment on a dollar for dollar basis by any increase in equity investment in WEX bank and clarify that Revolver draws count as internally generated cashClarify that Permitted Factoring Transactions are not subject to the mandatory prepayment provisions and constitute permitted liens

3 EFS Integration & Synergies Update  3  WEX originally planned to reach synergies of $25 million over a 3 year periodWEX remains on track with its synergy plans and expects to meet or exceed the $25 million targetSynergies are tracking ahead of schedule

2013 2014 2015 2016 LTM 9/30/17 $343 $358 $383 $464 $530 $77 $81 $70 $420 $439 $454 2013 2014 2015 2016 LTM 9/30/17 Track Record of Execution 4 ($ in millions) Note: Assumes EFS acquisition completed on January 1, 2013. Not pro forma for other acquisitions. Note: Please see page 26 for reconciliation of FY 2016 and LTM 9/30/17 Adjusted EBITDA. Note: WEX PPG for 2013 = $3.67; 2014 = $3.55; 2015 = $2.55; 2016 = $2.21; YTD 2017 = $2.44. Note: EFS PPG for 2013 = $3.73; 2014 = $3.63; 2015 = $2.53; 2016 = $2.14; YTD 2017 = $2.39. ($ in millions) Total Revenues Adjusted EBITDA

5 ($ in millions) LTM FY 2016 Q3 2017 WEX Consolidated Net Income $60.6 $85.8 EFS Consolidated Net Income (1) (40.4) -- Consolidated Net Income $20.2 $85.8 Extraordinary gains and losses, and unusual items -- 34.9 Income Tax Expense 29.6 49.7 Consolidated Interest Charges 110.7 109.1 Depreciation & Amortization 175.0 200.7 Non-cash Stock-based Compensation 21.9 27.8 Other Non-Cash Charges 25.6 0.4 Non-Recurring Charges Related to Permitted Transactions 58.5 11.6 Unrealized FX loss (gain) (5.8) 9.6 Realized non-cash FX loss (gain) -- 3.4 Unrealized Non-Cash Losses / (Gains) in Connection with Swap Contracts (7.9) (12.1) EFS run-rate and Synergy Add Backs 36.2 9.6 Adjusted EBITDA $463.9 $530.4 1) EFS Consolidated Net Income applicable for periods when EFS was not owned by WEX. Adjusted EBITDA Reconciliation (per Credit Agreement)

WEX Bank Capital

- WEX Bank has been a self producer of capital since inception, with no capital contributions from either WEX Inc. or outside (WEX Bank did not receive TARP funds)
- Return on assets for the Bank was 6.89% for the quarter ending December 31, 2016
- There are no restrictions on the payment of dividends from WEX Bank to WEX Inc. other than requirements to maintain adequate capitalization and limitations on amounts paid in excess of net income and retained earnings

WEX Bank Liabilities

($ in Thousands)	Actual		Minimum for Capital Adequecy Purposes		Min. to be Well Capitalized under Prompt Corrective Action Provisions	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2017						
Total Capital to Risk Weighted Assets	$326,773	13.12%	$199,249	8.00%	$249,061	10.00%
Tier 1 Capital to Average Assets	314,473	12.09%	104,004	4.00%	130,004	5.00%
Tier 1 Capital to Risk Weighted Assets	314,473	12.63%	149,437	6.00%	199,250	8.00%
As of December 31, 2016						
Total Capital to Risk Weighted Assets	$228,402	12.59%	$145,182	8.00%	$181,477	10.00%
Tier 1 Capital to Average Assets	214,847	11.10%	77,413	4.00%	96,767	5.00%
Tier 1 Capital to Risk Weighted Assets	214,847	11.84%	108,887	6.00%	145,183	8.00%

WEX Bank Payments to WEX Inc.

($ in Thousands)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Dividends	$59,000	$26,200	$120,100	$53,000	$57,000	$94,000	$114,000	$141,000	$148,000	$175,000	$122,000	$127,000
Service Fees	89,230	113,743	117,993	129,018	127,272	134,265	143,116	148,851	162,811	181,003	206,000	321,102
Net Tax Payment	38,217	39,679	48,022	25,040	46,936	69,975	78,468	87,823	98,878	90,591	84,361	97,448
Total WEX Bank Payments	$186,447	$179,622	$286,115	$207,058	$231,208	$298,240	$335,584	$377,674	$409,689	$446,594	$412,361	$545,550

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